Exhibit 10.50

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE SELLAS LIFE SCIENCES GROUP, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SELLAS LIFE SCIENCES GROUP, INC. IF PUBLICLY DISCLOSED.

SELLAS Life Sciences Group, Inc.
Times Square Tower
7 Times Square, Suite 2503
New York, New York 10036

January 19, 2021

The Henry M. Jackson Foundation for
the Advancement of Military Medicine, Inc.
6720-A Rockledge Drive, Suite 100
Bethesda, Maryland 20817
Attn: General Counsel

The University of Texas M.D. Anderson Cancer Center
Strategic Industry Ventures/Office of Technology Commercialization
1MC9.2128, Unit 1669
7007 Bertner Avenue
Houston, Texas 77030-3907
ATTN: Andrew Dennis, Ph.D.

BOARD OF REGENTS
The University of Texas System
201 West Seventh Street
Austin, Texas 78701
Attn: Office of General Counsel

Re: Mutual Termination of FBP License Agreement

Dear Colleagues:

Reference is hereby made to that certain License Agreement among The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (the “Foundation”), The Board of Regents of the University of Texas System (the “Regents”) and The University of Texas M.D. Anderson Cancer Center (“MD Anderson” and with the Foundation and the Regents, collectively, the “Licensors”), and RXI Pharmaceuticals Corporation, the predecessor to Galena Biopharma, Inc., itself the predecessor to SELLAS Life Sciences Group, Inc. (“Licensee”), effective as of September 16, 2011 (the “License Agreement”). Each of the Foundation, the Regents, MD Anderson and Licensee may be referred to hereinafter as a “Party” and, collectively, as the “Parties”.

Capitalized terms used, but not defined in this letter shall have the meanings given to such terms in the License Agreement.

Pursuant to Section 9.4 of the License Agreement, the Parties hereby agree to terminate the License Agreement effective as of the date of the last signature to this letter (the “Effective Date”) in accordance with the terms and conditions of this letter (“Termination Letter Agreement”). As of the Effective Date, the License Agreement shall have no further force or effect except that the License Agreement terms and conditions identified in Section 9.7 shall survive and continue in effect for the period stated therein unless expressly modified herein.

Licensee hereby represents and warrants that it has not granted, transferred, assigned or conveyed to any other party any rights, licenses, sublicenses or covenants in and to the License Agreement or any of the Patent Rights or Technology Rights. Licensee represents and warrants that there are not now, nor has there been at any time prior to the Effective Date, Net Sales nor are any royalties due under the License Agreement. Notwithstanding anything to the contrary herein, within ten (10) business days of the Effective Date, the Licensee will provide the written annual Progress Report provided for in Section 5.1 of the License Agreement and will pay $70,000 to the Foundation as the annual License maintenance royalty that was due September 16, 2019 in lieu of the amount provided for in Section 3.3(d) of the License Agreement.

As of the Effective Date, the Parties acknowledge and agree that the Licensee will no longer be responsible for the preparation, filing, prosecution, and maintenance of the Patent Rights. Further, Licensee, at Licensee’s sole cost and expense, must promptly transfer the preparation, filing, prosecution, and maintenance of the Patent Rights (including the patents and patent applications set forth in Attachment A hereto) and the entire official file wrapper (and comparable official records in foreign jurisdictions) concerning prosecution of the Patent Rights to the following counsel for the Foundation:

MH2 Technology Law Group LLP
Timothy B. Donaldson
Patent Attorney
1951 Kidwell Drive, Suite 310
Tysons Corner, VA 22182
703.917.0000 x203 (P)
703.997.4905 (F)
tdonaldson@mh2law.com
www.mh2law.com

In addition, Licensee represents and warrants that Licensee is the sole owner of all right, title and interest in and to certain patented improvements identified in Attachment B (“Improvement Patents”). Licensee agrees to convey, transfer and assign to Foundation the Improvement Patents free and clear of all liens, encumbrances, licenses, options, and similar rights in accordance with an Agreement to Assign Improvement Patents and Revenue Sharing Agreement entered into by the Licensee and the Foundation contemporaneously with the execution of this Termination Letter Agreement.

As set forth above, Licensee shall fully cooperate in transferring the patent prosecution responsibilities for the Patent Rights and Improvement Patents to Foundation’s counsel, executing such papers and instruments so as to enable the Foundation to apply for, to prosecute, and to maintain patent applications and patents in the Foundation’s name in any country. Licensee’s cooperation shall also include making its employees, agents, contractors, and consultants reasonably available to Foundation’s counsel to the extent reasonably necessary. For the avoidance of doubt, Licensee shall be responsible for Patent Rights-related expenses and Improvement Patents-related expenses incurred prior to Effective Date.

The Licensee has provided or, within twenty (20) business days of the Effective Date, will provide to the Foundation all data, including all pre-clinical data, clinical data, manufacturing data, and marketing data, derived during development or attempted development of any Licensed Products or Licensed Processes. In addition, Licensee has provided, or within twenty (20) business days of the Effective Date, will provide to the Foundation copies of all FDA submissions and correspondence (including but not limited to those listed in Attachment C) related to Licensed Products or Licensed Processes and Licensee agrees to transfer to any future licensee of the Patent Rights ownership of any IND related to Licensed Products or Licensed Processes.

The Parties further acknowledge and agree that except as expressly set forth herein, (A) no license fees or milestones are due and payable pursuant to Article III of the Agreement, and (B) no reports are due pursuant to Article V of the Agreement.

Acknowledged and agreed as of the Effective Date:

SELLAS Life Sciences Group, Inc.

By: /s/ Angelos M. Stergiou
Name: Angelos M. Stergiou
Title: President & CEO
Date: January 19, 2021

The Henry M. Jackson Foundation for
the Advancement of Military Medicine, Inc.

By: /s/ La Shaun Berrien
Name: La Shaun J. Berrien, PhD
Title: Vice President, Research Administration
Date: 2/4/2021

The University of Texas M.D. Anderson Cancer Center

By: /s/ Ben Melson
Name: Ben Melson
Title: SVP, CFO
Date: 1/29/2021

Board of Regents of The University of Texas System

By: /s/ Ben Melson
Name: Ben Melson
Title: SVP, CFO
Date: 1/29/2021

Attachment A

Patent Rights

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Attachment B

Improvement Patents

[***]

Attachment C

FDA Submissions and Correspondence

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